PRESS RELEASE

For Immediate Release

Wesbanco Announces Planned CEO Succession Date

Timeline reflects strong progress in transitioning successor to role

WHEELING, W.Va., (May 16, 2023) — Wesbanco, Inc. (Nasdaq: WSBC), a diversified, multi-state bank holding company, announced today that Chief Executive Officer Todd F. Clossin will be retiring as President and CEO, effective August 1, 2023. As planned, Senior Executive Vice President and Chief Operating Officer Jeffrey H. Jackson will succeed him as President and CEO. Previously, Mr. Clossin had announced an anticipated retirement date of January 1, 2024. The August 1 transition date reflects Mr. Jackson’s timely and successful acclimation to the business and aligns with his first anniversary with the company.

“The executive management team and I have worked closely with Jeff in every aspect of the business for nearly a year, and he is well-prepared to take the helm. With him and the company in a strong position, I have decided the time is right to retire,” said Mr. Clossin. “It has been a privilege and an honor to lead this organization for the past ten years, and I am confident that Wesbanco will continue to thrive under Jeff’s leadership.”

“I am honored to lead Wesbanco, and I look forward to succeeding Todd in August and building on the impressive foundation he has established,” said Mr. Jackson. “Since joining the organization nearly a year ago, it has been clear that Wesbanco has a talented and experienced leadership team and a strong, customer-focused culture. I am excited to work with the entire team in the CEO role to drive Wesbanco’s continued success for our customers, shareholders and employees.”

Mr. Jackson joined Wesbanco in August 2022 after a successful career with First Horizon Bank. In the three quarters since his hiring, Wesbanco has delivered solid financial performance as demonstrated by loan growth, maintained key credit quality metrics at low levels favorable to peer bank averages and remained well-capitalized with solid liquidity and a strong balance sheet. Mr. Jackson’s contributions include new capabilities and strategies around fee-based services that are intended to strengthen Wesbanco’s diversified earnings streams for continued success.

During his 14 years with First Horizon, Mr. Jackson held roles of increasing responsibility, most recently as Executive Vice President and Chief Operating Officer of regional banking in Memphis, Tennessee. Before that, he was Regional President for Florida; and Market President for Southeast Tennessee and Atlanta. Prior to his banking career, he spent 15 years with IBM in various positions. Mr. Jackson is a graduate of Auburn University and received a certificate of Corporate Strategy from Columbia University. He and his family reside in Wheeling.

Mr. Clossin, who became CEO of Wesbanco in 2014, will continue as a Vice Chairman of the Board of Directors and will serve on its Executive Committee in his retirement. Under his leadership, Wesbanco has transformed into a regional financial services institution and has nearly tripled in total assets through organic growth and five significant acquisitions. In addition, Mr. Clossin has overseen the strategic expansion of Wesbanco’s operations from three states to six and the establishment of loan production offices in two more. Wesbanco has earned numerous national accolades for financial performance, credit quality, community development, employer of choice and customer satisfaction during his tenure. Most recently, Wesbanco earned its eighth outstanding FDIC Community Reinvestment Act rating for its work meeting the credit needs of the communities in which it operates, including low- and moderate-income neighborhoods.

About Wesbanco, Inc.

Founded in 1870, Wesbanco, Inc. is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. Furthermore, our strong financial performance and employee focus has earned us recognition by Forbes as both one of America’s Best Banks and Best Midsize Employers. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, Wesbanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5 billion of assets under management (as of March 31, 2023). Wesbanco's banking subsidiary, Wesbanco Bank, Inc., operates 194 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Additionally, Wesbanco operates an insurance agency, Wesbanco Insurance Services, Inc., and a full service broker/dealer, Wesbanco Securities, Inc. Learn more at www.wesbanco.com. Follow @Wesbanco on Facebook, LinkedIn and Twitter.

Wesbanco Company Contact:

Alisha Hipwell

Senior Vice President, Corporate Communications

Alisha.Hipwell@wesbanco.com

304-234-9230

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